Exhibit 2.1



                    AGREEMENT FOR SALE AND PURCHASE OF ASSETS

                                  BY AND AMONG

                         SUPERIOR FOAM & POLYMERS, INC.,
                               JAMES T. NEW, JR.,
                                 KEVIN C. BROWN
                                       AND
                                KOALA CORPORATION









                                 March 26, 1999







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                    AGREEMENT FOR SALE AND PURCHASE OF ASSETS

                  THIS AGREEMENT FOR SALE AND PURCHASE OF ASSETS ("Agreement") is made and entered into as of March 26, 1999, by and among Superior Foam & Polymers, Inc., a Texas corporation ("Superior"), James T. New, Jr., Kevin C. Brown and Koala Corporation, a Colorado corporation ("Buyer").

                                    RECITALS

          A. Superior conducts a business of designing, constructing, selling and distributing foam play equipment and accessories for children's use in commercial settings under its own name and the name "Superior Foam, Inc." (the "Business").

          B. James T. New, Jr. and Kevin C. Brown are the shareholders of Superior and owners of certain intellectual property used in the Business and are herein referred to as the "Shareholders."

          C. Superior, James T. New, Jr. and Kevin C. Brown desire to sell the Business and substantially all of the assets used in the Business, including the intellectual property owned by the Shareholders. Buyer desires to purchase and acquire the Business and substantially all of the assets used in the Business and to assume only specific liabilities as more specifically set forth below.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

Article I
                             Assets and Liabilities

     Section 1.1 Sale of Assets. Subject to the terms and conditions set forth in this Agreement (and except for the assets excluded as provided in Section 1.2 hereof), Superior and James T. New, Jr. and Kevin C. Brown (as applicable) shall sell, convey, transfer, assign and deliver to Buyer or a newly-formed subsidiary of Buyer and Buyer or such subsidiary shall purchase, all of the right of title and interest of Superior, James T. New, Jr. and Kevin C. Brown (as applicable) in and to the Business and the assets (the "Purchased Assets") used in or necessary to or useful to the Business as of the Effective Time (as hereinafter defined) including, but not limited to, the following:

               (a)  All  of  Superior's   cash,  cash  equivalents  and  prepaid
          expenses;

               (b)   All   of   Superior's   accounts   receivable    ("Accounts
          Receivable");

               (c) All equipment, and tangible personal property of all kinds owned by Superior or used or useful in the Business (the "Personal Property") including without limitation all of the furniture and fixtures, molds and tooling (the "Molds") and equipment listed on
          Schedule 1.1(c) attached hereto;


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               (d) All of  Superior's  and the  Shareholder's  right,  title and interest in and to the name "Superior Foam" and the patents, patent applications, copyrights, trademarks, tradenames, logos, patterns,
          designs,   goodwill,   customer  lists,   trade  secrets,   know  how,
          proprietary rights and other intellectual property rights owned by Superior or used in the Business (the "Intellectual Property"), including the Intellectual Property listed on Schedule 1.1(d) attached hereto;

               (e) All forms and other supplies and expendables on order or on hand (the "Supplies");

               (f) All of Superior's existing contract rights, commitments, purchase orders and sales orders relating to the Business and disclosed to Buyer under Section 4.18 hereof as updated pursuant to
          Section 4.18 (the "Assigned Contracts");

               (g) All of Superior's franchises, licenses, registrations, files, papers, books of account, sales and marketing records, personnel files and all other books and records and files of any kind or description relating to the Business;

               (h) Superior's finished goods, work in process and raw materials inventory (the "Purchased Inventory");

               (i) All originals and copies of agreements, documents, tapes, maps, books, records and files in the possession of Superior or the Shareholders relating principally to the Business, including without limitation electronically stored data.

The Purchased Assets shall include all of Superior's assets described above and/or reflected in the December 31 Balance Sheet (as hereinafter defined) and any such assets acquired thereafter and prior to the Closing (as hereinafter defined) except for inventory transferred or disposed of in the ordinary course of business after December 31, 1998 or described in Section 1.2.

     Section 1.2 Excluded Assets. The items listed on Schedule 1.2 hereof (the "Excluded Assets") shall be excluded from the Purchased Assets.

     Section 1.3 Liabilities Assumed by Buyer. As of the Closing Date (as hereinafter defined in Section 3.1), Buyer shall assume only the liabilities of Superior arising from and after the Closing Date under the Assigned Contracts of Superior (the "Assumed Liabilities").

     Section 1.4 Liabilities Not Assumed by Buyer. Buyer shall not assume any liabilities of Superior except those described in Section 1.3 hereof. Specifically, Buyer is not assuming any disclosed or undisclosed liabilities of any nature not included as Assumed Liabilities relating to the Business or its operation prior to the Closing Date, including any payments due suppliers under any contracts or commitments not included as Assigned Contracts, taxes of any kind, salaries, bonuses or any other amounts due Superior's employees for the period prior to the Closing Date, pension or any other liability to any of Superior's employees for the period prior to the Closing Date, or liabilities resulting from any products sold by Superior prior to the Closing Date in excess of the Assumed Warranties. Superior shall promptly pay when due or otherwise discharge all liabilities relating to the Business and its operations prior to the Closing Date that are not Assumed Liabilities; provided that Superior shall be entitled to

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contest any liabilities in good faith so long as no lien or charge is imposed on the Purchased Assets or Buyer as a result thereof. To the extent that Superior shall require parts or other inventory after the Closing to satisfy its warranty obligations or liabilities, Buyer shall supply such parts or other inventory to Superior at Buyer's normal and customary prices and charges which shall be commercially reasonable.

                                   Article II
                                 Purchase Price
                                 --------------

     Section 2.1 Purchase Price. The consideration for the purchase ("Purchase Price") shall be as follows:

               (a) Cash in the amount of $500,000.00, subject to adjustment as set forth herein (the "Superior Cash Portion") to be paid to Superior, representing the Purchased Assets other than the `178 Patent Application (as defined in Section 4.16) included in the Intellectual Property;

               (b) Cash in the amount equal to $4,500,000.00 (the "Shareholders' Cash Portion") to be paid to the Shareholders, representing partial consideration for the `178 Patent Application; and

               (c) Shares of Common Stock of Buyer (the "Koala Common Stock") to the Shareholders (the "Stock Portion") equal in number to $1,000,000 divided by the average daily closing sale price of Koala Common Stock on the Nasdaq National Market for the 30 trading days prior to the Closing Date (with the number of shares rounded to the nearest whole number) representing the remaining consideration for the `178 Patent Application . The Shareholders agree that the shares of Koala Common Stock may not be sold, exchanged or otherwise transferred for two (2) years from their date of issuance and that the certificates representing such shares shall bear a legend to that effect.

     Section 2.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the manner set forth in Schedule 2.2. Buyer and Superior shall not take any position on their respective income tax returns that is inconsistent with the allocation of the Purchase Price as set forth in Schedule 2.2, and Buyer and Superior shall duly prepare and timely file such reports and information returns as may be required under Section 1060 of the Internal Revenue Code of 1986 to report the allocation of the Purchase Price among the assets as set forth in Schedule 2.2.

                                   Article III
                                   The Closing
                                   -----------

     Section 3.1 Place and Time. The closing (the "Closing") under this Agreement will take place on a date specified by Buyer (the date on which the Closing occurs is referred to herein as the "Closing Date"). The Closing will take place on five business days notice to Superior at the offices of Otten, Johnson, Robinson, Neff & Ragonetti, P.C., 950 Seventeenth Street, Suite 1600, Denver, Colorado. The Closing will be effective as of the 12:01 a.m. Eastern Time on the first day of the month in which the Closing occurs (the "Effective Time").

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     Section 3.2 Payment  and  Delivery by Buyer.  At the Closing (or such later date as described below), and subject to the terms and conditions as set forth herein, Buyer shall:

               (a) deliver to Superior the Superior Cash Portion of the Purchase Price, net of the holdback described in Section 3.7, in the form of a certified or bank cashier's check or by wire transfer of funds;

               (b) deliver to the  Shareholders,  in the proportion set forth in
          Schedule 3.2, the Shareholders' Cash Portion of the Purchase Price, in the form of a certified or cashier's check or by wire transfer of funds;

               (c) deliver to the Shareholders within five business days after written demand by the Shareholders, which demand may be given on or after the Closing Date, the Stock Portion of the Purchase Price, in the proportion set forth in Schedule 3.2;

               (d) execute and deliver the certificate required by Section 9.1 hereof;

               (e) execute and deliver the General Assignment, Conveyance and Assumption Agreement described in Section 3.3 pursuant to which Buyer will assume the Assumed Liabilities;

               (f)  execute  and  deliver  the Patent  Assignment  described  in
          Section 3.3; and

               (g) deliver an opinion of Buyer's counsel reasonably acceptable to Superior and the Shareholders.

     Section 3.3 Delivery by Superior. At the Closing, and subject to the terms and conditions as set forth herein, Superior shall:

               (a) execute and deliver a General Assignment, Conveyance and Assumption Agreement, with warranty of title, conveying to Buyer all of the Purchased Assets;

               (b)  execute  a  Patent  Assignment,   with  warranty  of  title,
          conveying to Buyer the `178 Patent Application;

               (c) execute and deliver such other warranty bills of sale, endorsements, assignments, certificates of title, and other instruments of transfer and conveyance as are reasonably requested by Buyer;

               (d) deliver fully executed releases of all liens, charges, encumbrances or security interests affecting the Purchased Assets;

               (e) execute and deliver appropriate documents changing its name to a name that does not include "Superior Foam";

               (f) deliver duly signed consents required for the assignment of any Assigned Contracts;

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               (g) execute and deliver the  certificate  required by Section 8.1 hereof; and

               (h)   deliver  an  opinion  of  counsel  to   Superior   and  the
          Shareholders reasonably acceptable to Buyer.

     The documents described in (a), (b), (c), (e) and (f) shall be prepared by Buyer's counsel and shall be reasonably satisfactory to Superior, the Shareholders and their counsel. All of the Purchased Assets shall be conveyed to Buyer free and clear of all liens and encumbrances. Each party will from time to time after the Closing, at the other party's request, execute such further instruments as the other party reasonably deems necessary to carry out the sale of the Purchased Assets pursuant to this Agreement.

     Section 3.4 Other Deliveries. At the Closing, and subject to the terms and conditions as set forth herein Buyer and James T. New, Jr. shall enter into the lease agreement attached as Exhibit A.

     Section 3.5 Possession. Buyer shall be entitled to take possession of and Superior shall deliver to Buyer the Purchased Assets at the close of business on the Closing Date effective as of the Effective Time. The delivery shall take place at Superior's principal place of business.

     Section 3.6 Disputes Concerning Financial Calculations Affecting Purchase Price. For the purpose of the calculation in Section 3.7, Superior shall receive copies of the calculations prepared by Buyer's independent certified public accountants and may dispute any aspect of the calculations by giving written notice to Buyer within twenty-one (21) business days following the delivery of such calculation to Superior. If such dispute is not resolved promptly by agreement and in any event within twenty-one (21) business days after the delivery of the notice of dispute to Buyer, the matter will be referred to binding arbitration before a certified public accountant qualified to practice in Denver, Colorado who is mutually agreeable to the parties. If Superior and Buyer cannot agree on an arbitrator, each shall designate a certified public accountant qualified to practice in Denver, Colorado who shall meet and select another certified public accountant qualified to practice in Denver, Colorado to serve as the arbitrator. The arbitrator will determine the matter in dispute in accordance with the rules of the American Arbitration Association and will be instructed to make a decision within thirty (30) days of being appointed. At any time during such thirty (30) day period, Superior or Buyer may make written submissions to the arbitrator concerning the specific items in dispute, copies of which submissions will be delivered to the other parties contemporaneously with the delivery thereof to the arbitrator. The decision of the arbitrator with respect to any matter in dispute shall be final and binding on Buyer and Superior and, to the fullest extent permitted by law, shall not be subject to appeal or review by any party. The fees and expenses of the arbitrator shall be borne equally by Superior and Buyer. Upon agreement with respect to all matters in dispute, or upon a decision of the arbitrator with respect to all matters in dispute, such amendments shall be made to the calculations as may be appropriate to reflect such agreement or such decision, as the case may be.

     Section 3.7 Purchase Price Adjustment Procedures. Pending final calculation of the Accounts Receivable Shortfall (as hereinafter defined), if any, $200,000.00 (the "Holdback Amount") of the Cash Portion of the Purchase Price shall be held back at the Closing. Accounts Receivable shall be valued as of the close of business on the business day immediately preceding the Closing Date (the "Closing Balance Sheet Date"), net of a reserve in an amount consistent with the reserve established in the Reports, with no value being given to Accounts

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Receivable  more than one hundred  fifty (150) days past due (the "Net  Accounts
Receivable Value"). After the Closing, Buyer shall use reasonable diligence to collect the Accounts Receivable in the ordinary course of business. Buyer shall not settle any Accounts Receivable for less than full payment without obtaining the prior written consent of Superior. If within one hundred fifty (150) days of the Closing, Buyer has not collected cash from such Accounts Receivable in an amount that is at least equal to the Net Accounts Receivable Value, the difference between the Net Accounts Receivable Value and the amount so collected (the "Accounts Receivable Shortfall") shall be retained by Buyer and any uncollected Accounts Receivable shall be immediately assigned to Superior. To the extent Buyer collects any Accounts Receivable for which it has attributed no value, Buyer shall promptly pay Superior such collected amounts. Within ten (10) days after the Accounts Receivable Shortfall is calculated, the parties will determine the correct Cash Portion of the Purchase Price based on the adjustments described in Section 2.1, and the amount owed by Buyer to Superior or Superior to Buyer, as applicable, will be paid immediately by bank cashier's check or wire transfer as Superior may direct based on disbursement instructions signed by Buyer and Superior or, if Buyer and Superior are unable to agree, based on the decision of the arbitrator under Section 3.6. The amount paid to Superior shall include interest thereon from the Closing Date to the date of payment at five (5) percent per annum.

                                   Article IV
         Representations and Warranties of Superior and the Shareholders
         ---------------------------------------------------------------

     Superior and the Shareholders, jointly and severally, represent, promise and warrant to Buyer as of the date hereof and as of the Closing as follows:

     Section 4.1 Organization. Superior is a corporation duly organized, validly existing, and in good standing under the laws of Texas. Each has all power and authority to own its property and carry on the business as now conducted and has all necessary and material licenses, permits and government approvals. Superior is duly qualified to transact business in the jurisdictions listed on Schedule 4.1.

     Section 4.2 Authorization. James T. New, Jr. and Kevin C. Brown are the sole shareholders, beneficially and of record, of Superior. The execution, delivery and performance of this Agreement and any other documents or instruments contemplated hereby have been duly authorized by all necessary action of Superior, James T. New, Jr. and Kevin C. Brown and this Agreement has been executed and delivered by Superior, James T. New, Jr. and Kevin C. Brown and constitutes a legal, valid and binding obligation of Superior, James T. New, Jr. and Kevin C. Brown enforceable in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other laws of general application affecting the enforceability of creditor's rights generally and except that specific performance and equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

     Section 4.3 Financial Reports. Attached hereto as Schedule 4.3 are true and correct copies of the financial statements (including a balance sheet ) (the "December 31 Balance Sheet") and statement of income) of Superior for the two years ended December 31, 1998 (the "Report"). Until Closing, Superior shall deliver to Buyer no later than the 15th day of each month a true and correct copy of the financial statements (including a balance sheet and statement of income) of Superior as of the last day of each preceding month prepared from the books of Superior without audit (the "Interim Reports") (collectively, the Reports and the Interim

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Reports shall be referred to as the  "Financial  Reports").  All such  Financial
Reports are in accordance with the books and records of Superior, reflect all assets and liabilities of Superior, including all contingent liabilities, and present fairly and completely the financial condition of Superior and the business at such dates and results of its operations for the periods then ended, subject only, in the case of the Interim Reports, to normal year end adjustments.

     Section 4.4 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Reports or disclosed on Schedule 4.4, Superior did not have as of the date of the Reports any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

     Section 4.5 Absence of Certain Changes. Except as contemplated by this Agreement, since December 31, 1998, Superior has not and will not have as of the Closing Date:

               (a) Except as disclosed in Schedule 4.5, suffered any material adverse change in its financial condition, assets, liabilities, business, or prospects; experienced any labor difficulty; or suffered any material casualty loss (whether or not insured);

               (b) Incurred any material obligations or liabilities (whether absolute, accrued, contingent, or otherwise and whether due or to become due), except current liabilities in the ordinary course of business and consistent with past practice;

               (c) Entered into any contracts or agreements except in the ordinary course of business and consistent with past practice;

               (d) Except as disclosed on Schedule 4.5, permitted or allowed any of its properties or assets, real, personal, or mixed, tangible or intangible, to be mortgaged, pledged, or subjected to any lien or encumbrance other than the lien of current property taxes not yet due and payable;

               (e) Except as disclosed in Schedule 4.5, written down or written up the value of any of its inventory, or written off as uncollectible any of its notes or accounts receivable or any portion thereof, except for write downs and write-offs in the ordinary course of business, consistent with past practice;

               (f) Canceled any other material debts or claims, or waived any rights of substantial value, or sold or transferred any of its properties or assets, real, personal, or mixed, tangible or intangible, except in the ordinary course of business and consistent with past practice;

               (g) Knowingly disposed of or permitted to lapse any patent, trademark, or copyright or any patent, trademark, or copyright application or license, or disposed of or disclosed to any person or trade secret, formula, process, or know-how;

               (h) Granted any increase in compensation or rate of compensation or commission payable or to become payable to any of its employees or agents except merit or seniority increases made in the usual course of business and heretofore disclosed to Buyer;

               (i) Made capital expenditures or commitments for additions to property, plant, or equipment;

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               (j) Made any changes in any method of  accounting  or  accounting practice; or

               (k) Agreed, whether in writing or otherwise, to take any action described in this Section 4.5

     Section 4.6 Title to Purchased Assets. Except as disclosed on Schedule 4.6, the Purchased Assets constitute all of the assets used in the business and Superior owns, and has the right to transfer to Buyer, the Purchased Assets, free and clear of any liens, charges, encumbrances or security interests, whether by mortgage, pledge, lien, conditional sale agreement, encumbrance, charge, or otherwise, and such Purchased Assets are not subject to any lease or license other than as described on Schedule 4.6. At the Closing all of the liens and encumbrances described on Schedule 4.6 affecting the Purchased Assets will be paid or discharged in full. There are no outstanding options, agreements or commitments obligating Superior to sell the Business or any of the Purchased Assets to any other person except for sales of products in the ordinary course of business. The Purchased Assets owned are in good and serviceable condition and suitable for the uses for which they are intended, and the owned and leased Purchased Assets and their use conform in all material respects to all applicable laws, including building and zoning laws or other applicable laws, and no notice of any violation of building or zoning laws or other applicable ordinances or regulations relating to the Purchased Assets and their use has been received by Superior. No special assessment, impact fee or similar charge has been imposed or, to the knowledge of Superior or the Shareholders is proposed to be imposed against any of the Purchased Assets. Superior enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect. Except for the Purchased Assets, Superior has no other assets or properties, tangible or intangible, used, usable or useful in the operation of the Business.

     Section 4.7 Personal Property. Schedule 4.7 contains a complete and accurate list of all of the Personal Property used by Superior in the Business with a value in excess of $1,000.00. Except as otherwise disclosed on Schedule 4.7, the Personal Property and Supplies are all in possession of Superior and located at Superior's principal place of business, are in good and useable condition and repair with no known material defects and of a quality and quantity useable in, and adequate for, the ordinary course of business.

     Section 4.8 Property Violations. Superior has not received any notification that there is any violation of any building, zoning, or other law, ordinance, or regulation in respect of any property used by Superior in the business, and to the best of its knowledge no such violation exists.

     Section 4.9 Purchased Inventory. The Purchased Inventory is in good condition and consists of a quality, type and quantity useable and saleable in the ordinary course of business without discounts or adjustments.

     Section 4.10 Accounts Receivable. All of the Accounts Receivable have been or will have been created in the ordinary course of business from the sale of Superior's products or services on normally and customary terms of sale, represent bona fide obligations from unrelated parties, and are collectible in the ordinary course except to the extent of the reserve

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provided  for in the  Reports,  and no  obligor  with  respect  to any  Accounts
Receivable has any right of offset against Superior.

     Section 4.11 Compliance with Other Instruments. Superior and the Shareholders have complete and unrestricted power to undertake and perform all of the obligations contained in this Agreement. Neither the execution and delivery, nor the consummation of the transactions provided for in this agreement, will violate the organizational documents of Superior or any material agreement, mortgage, indenture, license, franchise, permit, lease or other instrument, judgment, decree, order, law or regulation by which Superior or the Shareholders are bound. No consent is required for Superior or the Shareholders to enter into this Agreement or consummate the transactions contemplated thereby that has not been obtained.

     Section 4.12 Litigation. Except as disclosed in Schedule 4.12, there is no action, suit, litigation or proceeding pending, or, to the best knowledge of Superior and the Shareholders, threatened against or relating to Superior or the Business.

     Section 4.13 Tax Returns. Superior's income tax returns for the years ended December 31, 1993, 1994, 1995, 1996, 1997, and 1998, true and correct copies of which have been provided to Buyer, are materially correct and complete. Superior has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, provincial, state, or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchise, licenses, sales, and payrolls); there are no tax liens upon any of the Purchased Assets (other than liens for current taxes not yet due); there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against the Purchased Assets or Superior nor are there to the best knowledge of Superior and the Shareholders any actions, suits, proceedings, investigations or claims now pending against Superior or relating to the Business; and, there are no pending discussions or questions relating to, or claims asserted for taxes or assessments against Superior.

     Section 4.14 Insurance and Other Claims. Schedule 4.14 contains a summary of claims filed against Superior, whether or not covered by insurance maintained by Superior. The current policies issued to Superior, copies of which are attached as part of Schedule 4.14, are valid, outstanding, and enforceable policies which shall continue to be in effect through the Closing. Superior has not been refused any insurance nor has any such coverage been limited by an insurance carrier to which it has applied for insurance during the last three years.

     Section 4.15 Leases. Schedule 4.15 hereto contains an accurate and complete description of the terms of all leases pursuant to which Superior leases real or personal property from or to others. A true, correct and complete copy of all leases (including all amendments or modifications thereto) have been provided to Buyer. All such leases are valid, binding, in full force and effect with no default thereunder and enforceable in accordance with their terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other laws of general application affecting the enforceability of creditor's rights generally and except that specific performance and equitable remedies may only be granted in the discretion of a court of competent jurisdiction. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not terminate or be a cause for default under any such leases and no consent to assignment of any of such leases is required that has not been obtained.

     Section 4.16 Intellectual Property.

               (a) Schedule 4.16 hereto contains an accurate and complete description of all Intellectual Property owned or held by Superior and used in the Business, as well as all pending applications for registration of any rights in Intellectual Property. To the knowledge of Superior and the Shareholders, no products sold, nor any patents, patent applications, formulae, processes, designs, patterns, know-how, trade secrets, trademarks, trade names, assumed names, copyrights, or designations used in its business are included in any interference proceeding or infringe on any proprietary rights of any person. No licenses, sublicenses or covenants have been granted or entered into by Superior in respect of any Intellectual Property. Other than the `178 Patent Application (defined below), Superior validly owns or has valid licenses for Intellectual Property that is necessary for the conduct of the business as now conducted. Superior and the
          Shareholders have no knowledge of any infringement against any Intellectual Property.

               (b) The Shareholders are the sole owners of the technology disclosed in pending United Stated patent application S/N 09/143,178, (the "'178 Patent Application") filed August 28, 1998 and claiming priority of provisional patent application S/N 60/079,564, filed March 27, 1998. The Shareholders have disclosed to Buyer all relevant and material prior art relating to the `178 Patent Application that is known by the Shareholders. Neither the Shareholders nor Superior have ever been a party to any litigation, action or suit or been threatened to be made a party to any litigation, action or suit for patent or copyright infringement, trade secret misappropriation or for any other cause of action related to the technology disclosed in the `178 Patent Application.

     Section 4.17 Employee Matters. Schedule 4.17 hereto contains an accurate and complete (a) list of all employees showing their date of hire, compensation, accrued vacation and sick leave as of the date of this Agreement and (b) a description of, and the annual amount payable pursuant to, each fringe-benefit plan or arrangement payable to employees (including each bonus, deferred compensation, or other arrangement). Except as disclosed on Schedule 4.17, there are no contracts of employment with any employees. Superior has complied with all applicable laws relative to employee benefits. Superior is not a party to any collective bargaining or other labor agreement and neither Superior nor the Shareholders are aware of any labor union organizing activities involving Superior's employees. Superior shall update Schedule 4.17 as of the Closing.

     Section 4.18 Contracts and Commitments. Schedule 4.18 hereto is a list of all of the following contracts, agreements, plans, arrangements, or commitments currently in effect for the benefit of or relating to the Business:

               (a) All contracts, contract rights, purchase orders, agreements and commitments with respect to the sale of products or services;

               (b) all contracts, contract rights, purchase orders, agreements and commitments for the purchase of supplies, materials, equipment, parts inventory, or other products involving expenditures or commitments in excess of $3,000;

               (c) All sales agency and distributor agreements or franchises;

               (d) All other agreements with suppliers of goods and services involving expenditures or commitments in excess of $3,000 or which cannot be terminated on thirty (30) days' notice;

               (e) All agreements providing for the services of any independent contractor;

     Except as specified in Schedule 4.18, all of such contracts, agreements, and commitments, are valid, binding, and in full force and effect and there is no existing material default thereunder; and the transaction contemplated by this Agreement will not create nor result in a default thereunder and will not cause acceleration of any obligation of any party thereto or the creation of any lien, encumbrance, or security interest in or upon any Purchased Assets or grant any other right or remedy to a third party; copies of all of the documents described in the aforesaid schedules have been delivered to Buyer or will be delivered upon request and are, or will when delivered be, true and complete in all material respects and include all material amendments, supplements or modifications thereto. Superior shall update Schedule 4.18 as of the Closing Date to reflect changes to such Schedule between the date of this Agreement and the Effective Time; provided that no such changes shall be made to such Schedule without Buyer's prior written consent if such changes, either individually or in the aggregate, would increase the liability of Buyer beyond that which Buyer shall have under the Assigned Contracts as of the date of this Agreement.

     Section 4.19 Compliance with Law. Superior has not received any notice of any violation of, and Superior has complied in all material respects with, all laws, ordinances, regulations, and orders applicable to the Business including all rules and regulations of the Consumer Product Safety Commission

     Section 4.20 Environmental Matters.

               (a) As used in this Agreement, "Environmental Law" means any federal, state or local statute, regulation or ordinance pertaining to the protection of human health or the environment any applicable orders, judgements, decrees, permits, licenses or other authorizations or mandates under such laws. "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation, petroleum oil and its fractions. "Contamination" means the existence (actual or reasonably suspected) in the environment of a Hazardous Substance, if the existence or suspected existence of such Hazardous Substance required any investigatory, remedial, removal or other response action under any Environmental Law, if such response action legally could be required by any governmental entity under prevailing Environmental Laws.

               (b) Except as disclosed  in Schedule  4.20,  to the  knowledge of
          Superior and the Shareholders, Superior and the Business are in material compliance with all Environmental Laws and has all permits required under Environmental Laws in connection with ownership or operation of Superior, the Business or the Purchased Assets. Neither Superior nor the Shareholders are aware of nor have received notice of any past, present or anticipated future events, conditions, activities, investigations, studies, plans or proposals that (a) would interfere with or prevent compliance by Superior with any Environmental Law, or
          (b) may give rise to any common law or other liability, or otherwise form the basis of a claim, action, suit, proceeding, hearing or investigation, involving Superior, the Business or the Purchased Assets and related in any way to Hazardous Substances or Environmental Laws.

               (c) Except as disclosed in Schedule 4.20, to the knowledge of Superior and the Shareholders, no Hazardous Substance has been disposed of, spilled, leaked or otherwise released on, in, under or from, or otherwise come to be located in the soil or water (including surface and ground water) on or under, any real property owned, leased or occupied by Superior now or in the past. Except as disclosed in
          Schedule 4.20, none of the assets of Superior have incorporated into them any asbestos, urea formaldehyde foam insulation, polychlorinated biphenyl (in electrical equipment or otherwise), lead-based paint or any other Hazardous Substance that is prohibited, restricted or regulated when present in buildings, structures, fixtures or equipment. Except as disclosed in Schedule 4.20, all wastes generated in connection with the Business are and have been transported to and disposed of at an authorized facility in compliance with all Environmental Laws. Except as disclosed in Schedule 4.20, neither Superior nor the Shareholders are liable under any Environmental Law for investigation, remediation, removal or other response costs, natural resources, damages or other damages or for any other claims (including administrative orders) arising out of the release or threatened release of, or exposure to, any Hazardous Substance and no basis exists for any such liability. Neither Superior nor the Shareholders have entered into any contract pursuant to which it has assumed the liability for any other person or entity, or agreed to indemnify any other person or entity for any liability, under any Environmental Law or arising out of the release or threatened release of, or exposure to, any Hazardous Substance.

               (d) Except as disclosed in Schedule 4.20, Superior and the Shareholders have made available to Buyer true, complete and correct copies of any reports, studies, analysis, tests, monitoring, correspondence with any government entity or other documents in the possession of or initiated by Superior or the Shareholders or otherwise known to Superior or the Shareholders, pertaining to Hazardous Substances, the existence of Contamination, compliance with Environmental Laws, or any other environmental concern relating to Superior, the Business or the Purchased Assets. The Phase I Environmental Study attached to Schedule 4.20 that establishes an environmental baseline for the Business is true, accurate and complete.

     Section 4.21 Licenses and Permits. Schedule 4.21 hereto is a list of all licenses and permits required for Superior's operation of the Business, all of which are in full force and effect.

     Section 4.22 Product Warranties. The warranty reserve reflected on the Closing Balance Sheet will adequately cover the amount of all warranty claims for products and services sold by Superior prior to the Effective Time.

     Section 4.23 No Condemnation. No proceedings are pending or, to the knowledge of Superior threatened with respect to the condemnation or taking by eminent domain of any of the Properties.

     Section 4.24 Year 2000 Issue. Superior and the Shareholders acknowledge that the approach of the year 2000 has become a potential problem for businesses utilizing computers in their operations since many computer programs are date sensitive and will only recognize the year 1900 or not at all (the Year "2000 Issue"). To Superior's and the Shareholders' knowledge, except as disclosed in Schedule 4.24, all software programs included in the Business are Year 2000 compliant, that is, the operation and functionality of such software programs will not be materially adversely affected by the Year 2000 Issue and there are no other material Year 2000 Issues involving Superior, its suppliers or customers that may have a material adverse effect upon the Business.

     Section 4.25 No Adverse Conditions. Except as otherwise set forth in this Agreement, to the knowledge of Superior and the Shareholders, the Assets are not subject to any adverse conditions or circumstances that could reasonably be expected to interfere with Buyer's use and enjoyment of or opportunity to resell or encumber any of the Assets or that might otherwise impede Buyer's ability to conduct the Business using the Assets.

     Section 4.26 Stock Portion.

               (a) Buyer has made available to the Shareholders, and their attorneys and accountants, any and all documents that the Shareholders have requested relating to the Stock Consideration and has provided answers to all of the Shareholders' questions concerning the Stock Portion.

               (b) Each of the Shareholders has such knowledge and expertise in financial and business matters that such Shareholder is capable of evaluating the merits and risks involved in acquiring the Stock Portion.

               (c) The Shareholders understand that: (i) the Stock Portion has not been registered under the Securities Act of 1933, as amended (the "Act") or the securities laws of any state, based upon the exemption from such registration requirements pursuant to Section 4(2) and/or Regulation D under the Act; (ii) the Stock Portion is and will be "restricted securities," as such term is defined in Rule 144 under the Act; (iii) the Stock Portion may not be sold or otherwise transferred unless it has been first registered under the Act and all applicable state securities laws, or unless exemptions from such registration provisions are available with the respect to said resale and transfer;
          (iv) this Agreement contains restrictions on the transferability of the Stock Portion for a period of two years from issuance; and (v) the certificates representing the Stock Portion will bear a legend to the effect that the transfer of the securities represented thereby is subject to the provisions hereof.

               (d) Each Shareholder is acquiring the Stock Portion solely for the account of such Shareholder, for investment purposes only, and not with a view towards their resale or distribution.

               (e) Each Shareholder will not sell or otherwise transfer any of the Stock Portion or any interest therein, unless and until (i) such transfer is in compliance with this Agreement, and (ii)(A) such Stock Portion shall have first been registered under the Act and all applicable state securities laws or (B) such Shareholders shall have delivered to Buyer a written opinion of counsel (which counsel and opinion (in form and substance) shall be reasonable satisfactory to Buyer), to the effect that the proposed sale or transfer is exempt from the registration provisions of the Act and all applicable state laws.

               (f) The Shareholders acknowledge that Buyer will rely on these representations in order to comply with the Act and applicable state securities laws.

     Section 4.27 Disclosure. All material facts of which Superior or the Shareholders have knowledge relating to the Business or the operations, financial condition and prospects of Superior and the business are reflected in the Financial Reports or have been disclosed in this Agreement or otherwise disclosed in writing to Buyer. No representation or warranty by Superior or the Shareholders contained in this Agreement and no statement contained in any exhibit, Schedule certificate, list, or other writing furnished to the Buyer pursuant to the provision hereof contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not materially misleading.

                                   Article V
                      Conduct of Business Prior to Closing
                      ------------------------------------

                  Superior and the Shareholders, jointly and severally, covenant and agree that from the date of this Agreement and prior to the Closing, except as Buyer shall have consented in writing:

     Section 5.1 Operation in Ordinary Course. The Business will be conducted only in the ordinary course consistent with past practices. Superior shall not make any distributions or other payments to Superior's shareholders except for compensation for services consistent with past practices.

     Section 5.2 Operation of the Business. Superior and the Shareholders shall use their best efforts to keep the Business intact and to preserve the goodwill of suppliers, customers and others having business relations with Superior and to keep available to Buyer the services of the present employees and agents.

     Section 5.3 Employees. Superior shall pay all salaries, wages, payroll taxes, benefits, vacation pay, all other fringe benefit costs, and all other costs of every nature whatsoever due or accrued at or prior to the Closing to or for the benefit of its employees or agents. Superior shall hold Buyer harmless and indemnify Buyer from loss, cost or expense including but not limited to attorneys' fees which might result from any claim by or on behalf of any of Superior's employees relating to the foregoing. Effective as of the close of business on the Closing Date, Superior shall terminate the employment of all of Superior's employees and Buyer shall have the right, but no obligation, to hire such employees.

     Section 5.4 Payment of Liabilities. Superior shall pay as the same becomes due all of Superior's liabilities accrued after, at, or prior to the Closing; provided Superior shall be entitled to contest any liabilities in good faith so long as no lien or charge is imposed on the Purchased Assets or Buyer as a result thereof.

     Section 5.5 Payment of Taxes. Superior and the Shareholders shall promptly file all tax returns and pay all federal, state and local tax assessments and governmental charges which are or may be lawfully levied or assessed against Superior, the Business or the Purchased Assets for periods ending on or prior to the Effective Time, including, but not limited to income, ad valorem, sales, use, excise, franchise and personal property taxes. Superior or the Shareholders shall promptly reimburse Buyer for Superior's pro rata share (based on the portion of the tax period such property was owned) for any personal property taxes owed by Superior with respect to the Purchased Assets. Buyer shall fully cooperate with Superior and the Shareholders to provide all information requested by Superior and the Shareholders to file such tax returns.

     Section 5.6 Access to Information. Superior shall permit Buyer and their authorized employees, agents, consultants, accountants and legal counsel, access, at Buyer's sole expense, risk and cost, during normal business hours and in such a manner as will not interfere with the conduct of Superior's business, to the books and records, properties and other Purchased Assets and will furnish Buyer with such additional financial and operating data and other information pertaining to the Business as Buyer may reasonably request.

     Section 5.7 Insurance. Superior will maintain in effect through the Closing Date all existing insurance coverage covering the Purchased Assets.

     Section 5.8 Maintenance of Properties, etc. Through the Closing Date, Superior will maintain all the properties in customary repair, order and condition, reasonable wear and use and damage by fire or other casualty excepted. Superior shall be responsible for all risk of loss prior to the Closing Date.

     Section 5.9 Maintenance of Books, etc. Through the Closing Date, Superior will maintain the books, accounts and records in the usual manner on a basis consistent with prior periods. Superior will duly comply in all material respects with all laws and decrees applicable to it.

     Section 5.10 Certain Prohibited Transactions. Through the Closing Date, except with the prior written consent of the Buyer, Superior will not enter into any contract to merge or consolidate with or sell all or any substantial part of the Purchased Assets to any other person, or engage in any discussions with any other party with respect to any of the foregoing, or change the character of the Business.

     Section 5.11 Notice of Adverse Changes. Between the date of this Agreement and the Closing Date, Superior shall promptly notify Buyer in writing of any materially adverse developments affecting the Business which become known to Superior or the Shareholders, including, without limitation, (i) any change in the condition, financial or otherwise, of the Business and its prospects that could have a material adverse effect on Superior, including, without limitation the loss of major sales representatives or other customers or suppliers; (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Business, (iii) any notice of any violation, forfeiture, or complaint regarding the Business that might have a material adverse effect on Superior; or (iv) any representation or warranty made by Superior or the Shareholders hereunder shall have become inaccurate or untrue in any material respect. The items set forth in clauses (i) through (iv) above, together with any other item discovered by Buyer between the date of this Agreement and the Closing that Buyer reasonably believes have the same effect as the items set forth in clauses (i) through (iv) above, are referred to as a "Superior Material Adverse Change."

                                   Article VI
                   Covenants of Superior and the Shareholders
                   ------------------------------------------

     Section 6.1 Telephone Number. Superior will assist in the transfer of Superior's business telephone and facsimile numbers to Buyer at the Closing.

     Section 6.2 Cooperation. The parties shall use their reasonable best efforts to cause the sale contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with and give notices to third parties which may be necessary or reasonably required in order to effect the transactions contemplated hereby. Superior and the Shareholders acknowledge that Buyer is a company registered under the Securities Exchange Act of 1934 (the "Exchange Act"). Superior agrees to maintain all of its accounting books and records prior to and following the Closing and upon request of Buyer provide such books and records to Buyer and use its best efforts to cooperate in the audit of Superior's financial statements. Superior and the Shareholders agree at their expense, except as otherwise set forth herein, to provide and to cause their attorneys, accountants, employees and agents to provide Buyer with all of the information that Buyer, its attorneys, accountants and agents may reasonably request in connection with its reporting requirement under the Exchange Act. Prior to and following the Closing, Superior and the Shareholders shall use their reasonable best efforts to preserve the Business organization intact and to keep available the services of Superior's employees and representatives and to preserve the goodwill of the employees, customers, suppliers and others having business relations with Superior.

     Section 6.3 Non-Competition. Each of James T. New, Jr. and Kevin C. Brown agrees that during the Non-Competition Period (as defined below), he shall not engage, directly or indirectly, through Superior or otherwise, whether as owner, director, officer, employee, consultant, agent or otherwise, in any business in competition with the Business or the business conducted by Buyer or any affiliate of Buyer following the Closing. The foregoing non-competition covenant will apply to any country in which Buyer or its affiliates are then selling its products or services. The foregoing non-competition covenant shall not preclude the purchase by James T. New, Jr. or Kevin C. Brown of up to five (5) percent of any publicly-held company that is in competition with the Business or the business conducted by Buyer or any affiliate of Buyer following the Closing. Each of James T. New, Jr. and Kevin C. Brown also covenants and agrees that during the Non-Competition Period, he will not directly or indirectly induce any employee of Buyer to terminate his employment with Buyer or hire or offer to hire any such employee, or hire, offer to hire, contract or otherwise agree to contract with any sales or marketing representatives or distributors with which Buyer does business. The "Non-Competition Period" shall mean the period commencing on the Closing Date and ending on the tenth anniversary of the later of (i) the Closing Date or (ii) the date that he ceases to be employed by Buyer or an affiliate. Each of James T. New, Jr. and Kevin C. Brown agrees that this non-competition covenant is reasonable and necessary from the standpoint of protecting Buyer from competing efforts and acknowledges that Buyer would not enter into this Agreement without this covenant. The provisions of this non-competition covenant are severable and shall be enforceable to the maximum extent permitted by law. If this covenant shall be held by a court of competent jurisdiction to be unenforceable under applicable law with respect to the entire area, the entire duration, or the scope of activities of the covenant, then the covenant shall be deemed enforceable in such part or parts of the area, for such lesser period of time and for such limited scope of activities as is permissible under applicable law. Each of James T. New, Jr. and Kevin C. Brown acknowledges that a breach of this non-competition covenant would result in irreparable damage to Buyer, and without limiting other remedies which may exist for a breach of this covenant, agree that this covenant may be enforced by temporary restraining order, temporary injunction, and permanent injunction restraining violation hereof, pending or following trial on the merits.

     Section 6.4 Transfer Taxes. Buyer will be responsible for and shall pay at Closing or at such other times as when due any taxes, excluding federal, state, local or foreign income or similar taxes required to be paid by Superior or the Shareholders, and any registration, transfer or assignment fees or charges required to be paid by a purchaser in respect of the sale and transfer of the Purchased Assets to Buyer, and Buyer shall indemnify and save Superior and the Shareholders harmless from and against any claims, demands, actions, causes of action, loss, damage, cost, penalty or expense whatsoever, including legal fees, suffered or incurred by Superior or the Shareholders by reason of the failure of Buyer to pay or discharge any such amounts.

     Section 6.5 `178 Patent Application. Any improvements or modifications to the technology disclosed in the `178 Patent Application that have been conceived or are conceived in the future by the Shareholders or Superior or the agents or employees of the Shareholders or Superior shall be the sole property of Buyer. Prior to or following the Closing, the Shareholders and Superior agree to execute any assignment documents, inventor's declarations or other necessary documents related to the prosecution of the `178 Patent Application or patents related to the `178 Patent Application.

                                  Article VII
                     Representations and Warranties of Buyer
                     ---------------------------------------

     Buyer represents, promises and warrants to Superior as follows:

     Section 7.1 Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, and has all corporate power and authority to own its property and carry on its business as now conducted.

     Section 7.2 Authorization. The execution, delivery and performance of this Agreement and any other documents or instruments contemplated hereby has been duly authorized by all necessary corporate actions of Buyer, and this Agreement has been executed and delivered by Buyer and constitutes a legal, valid and binding obligation of the Buyer enforceable in accordance with their terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other laws of the general application affecting the enforceability of creditor's rights generally and except that specific performance and equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

     Section 7.3 Compliance with Other Instruments. Buyer has complete and unrestricted power to undertake and perform all of the obligations contained in this Agreement. Neither the execution and delivery, nor the consummation of the transactions provided for in this Agreement, will violate the Articles of Incorporation, or the Bylaws of Buyer or any material agreement, mortgage, indenture, license, franchise, permit, lease or other instrument, judgment, decree, order, law or regulation by which Buyer is bound.

     Section 7.4 Litigation. There is no action, suit, litigation or proceeding pending, or, to the best knowledge of Buyer, threatened against or relating to Buyer which could adversely affect the ability of Buyer to perform the transactions contemplated by this Agreement.

                                  Article VIII
                   Conditions Precedent to Buyer's Obligations
                   -------------------------------------------

     The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment to its satisfaction of the following conditions prior to or at the Closing (unless expressly waived in writing by Buyer).

     Section 8.1 Representations, Warranties and Covenants. The representations and warranties made by Superior and the Shareholders shall be true and correct in all material respects at and as of the Closing Date; and Superior and the Shareholders shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with by them prior to the Closing and Superior shall provide to Buyer at the Closing a certificate to such effect executed by Superior and the Shareholders.

     Section 8.2 Due Diligence. Buyer shall have completed its due diligence review of the Business and the Purchased Assets and have determined in it sole discretion to complete the transactions contemplated hereby.

     Section 8.3 Board of Directors Approval. The Board of Directors of Buyer shall have approved this Agreement and the transactions contemplated hereby and such approval shall not have been revoked prior to the Closing.

     Section 8.4 Bank Consent.  U.S. Bank National  Association shall have given
its  consent  to  Buyer   entering  into  this   Agreement  and  completing  the
transactions contemplated hereby.

     Section 8.5 Litigation. There shall be no litigation pending or threatened against Superior or the Shareholders with respect to the consummation of this Agreement or which could adversely affect the ability of Superior to convey the Purchased Assets to Buyer.

     Section 8.6 Consent and Approval. There shall have been obtained and delivered to Buyer the consent of any party whose failure to consent would materially affect any asset or right transferred to Buyer or would materially affect Buyer's ability to operate the Business.

     Section 8.7 Superior Material Adverse Change. There shall not have occurred a Superior Material Adverse Change.

                                   Article IX
                 Conditions Precedent to Superior's Obligations
                 ----------------------------------------------

     The obligation of Superior to consummate the transactions contemplated by this Agreement is subject to the fulfillment to its satisfaction of the following conditions prior to at the Closing (unless expressly waived in writing by Superior):

     Section 9.1 Representations, Warranties and Covenants. The representations and warranties made by Buyer shall be true and correct in all material respects at and as of the Closing Date and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with by it prior to the Closing and Buyer shall provide to Superior at the Closing a certificate to such effect executed by an officer of Buyer.

     Section 9.2 Litigation. There shall be no litigation pending or threatened against Buyer with respect to the consummation of this Agreement.

                                    Article X
                                   Termination
                                   -----------

     Section 10.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) by the mutual written agreement of Superior, the Shareholders and Buyer;

               (b) if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable, by Buyer or Superior by the delivery of written notice to such effect to the other party;

               (c) by Buyer if a Superior Material Adverse Change occurs;

               (d) by either party (meaning Superior and the Shareholders on the one hand and Buyer on the other hand) if any of the representations and warranties made by the other party in this Agreement were materially false or misleading as of the date given or as of the Closing Date, and these false or misleading representations or warranties have not been waived by the party giving notice of termination;

               (e) by either party (meaning Superior and the Shareholders on the one hand and Buyer on the other hand) if any covenant or agreement of the other party shall not have been materially complied with or performed and this noncompliance or nonperformance shall not have been waived by the party giving notice of termination; or

               (f) by either party (meaning Superior and the Shareholders on the one hand and Buyer on the other hand) if any condition of such party set forth in this Agreement is not satisfied as of April 30, 1999 and such condition has not been waived by the party giving notice of termination.

Notwithstanding the foregoing, a party shall not be allowed to exercise any right of termination (i) pursuant to Section 10.1(d), (e) or (f) unless such party shall first have given the other party written notice of the misrepresentation, noncompliance, nonperformance or nonsatisfaction and the other party shall not have cured same within 30 days, or (ii) pursuant to any provision of this Section 10.1 if (A) the event giving rise to such termination right shall be due to the failure of such party to perform or observe in any material respect any of the covenants, agreements or conditions set forth herein to be performed or observed by such party, or (B) such party is then in material breach of this Agreement.

     Section 10.2 Effect of Termination. Any termination of this Agreement pursuant to Section 10.1 shall have the following effect:

               (a) if termination is pursuant to Section 10.1(a), then the parties shall determine the effect of such termination as a part of their agreement;

               (b) if such  termination is pursuant to Section  10.1(b),  (c) or
          (f), then no party shall have any liability to another; provided, however, each party shall remain liable to the other if a condition is not satisfied due to the failure of a party to use its best efforts to satisfy such condition;

               (c) if such termination is pursuant to Section 10.1(d) or (e), then the terminating party may recover from the other(s) any and all damages, costs and expenses (including, without limitation, reasonable attorneys' fees) sustained or incurred by the terminating party; and

               (d) Superior, the Shareholders and Buyer hereby agree that the provisions of this Section 10.2 and Article XI shall survive any termination of this Agreement pursuant to the provisions of this
          Article X.

                                   Article XI
                             Survival and Indemnity
                             ----------------------

     Section 11.1 Survival of Representations, Warranties and Covenants. All of the representations and warranties contained in Article IV and Article VII and in any documents delivered pursuant to this Agreement shall survive the Closing hereunder for a period of two (2) years except for representations and warranties regarding taxes which shall survive for the period of the applicable limitation period for such taxes. The covenants and agreements of all the parties herein, including without limitation the agreements of Superior in
Section 1.4 and the covenants of Superior and the Shareholders in Article VI and the indemnity obligations relating thereto, shall survive the Closing subject only to the applicable limitation period. The representations and warranties of the parties shall remain in full force and effect for the specified period of time regardless of the Closing and irrespective of any investigation which the parties or their respective counsel or accountants or other representatives may make in connection with this transaction or any matter involved therein.

     Section 11.2 Indemnity by Superior and the Shareholders. Superior and the Shareholders and their successors, jointly and severally, shall indemnify, save, and hold harmless Buyer from and against any "Damages" as hereinafter defined. "Damages," as used herein, shall mean and include any loss, damage, cost, expense or other liability (including any loss, cost, expense or other liability, reasonable attorneys' fees and costs incurred in trial and appellate proceedings) which Buyer may incur or suffer by reason of or arising out of (i) any breach or default in the performance by Superior or the Shareholders of any covenant or agreement of Superior or the Shareholders contained in this Agreement; (ii) any breach of warranty or inaccurate or erroneous representation made by Superior or the Shareholders herein or in any certificate or other instrument delivered by or on behalf of the Superior or Shareholders pursuant hereto or (iii) other than Assumed Liabilities, any liabilities of Superior, including without limitation those arising from Superior's failure to pay when due or otherwise discharge all liabilities relating to the Business and its operations prior to the Effective Time that are not Assumed Liabilities; provided Superior shall be entitled to contest any liabilities in good faith so long as no lien or charge is imposed on the Purchased Assets or Buyer as a result thereof. The foregoing indemnity is not intended to include any damages caused by Buyer in the conduct of the Business following the Closing. Buyer shall be entitled to exercise all remedies provided by law in the event of Superior's or either Shareholder's breach of any representation, warranty, covenant or agreement.

     Section 11.3 Indemnity by Buyer. Buyer and its successors shall indemnify, save and hold harmless Superior and the Shareholders from and against any "Damages" as hereinafter defined. "Damages," as used herein, shall mean and include any loss, damage, cost, expense or other liability (including any loss, cost, expense or other liability, reasonable attorneys' fees and costs incurred in trial and appellate proceedings), which Superior or the Shareholders may incur or suffer by reason of or arising out of (i) except to the extent otherwise provided herein, any claim made against Superior or either of the Shareholders in respect of any of the liabilities assumed by Buyer pursuant to
Section 1.3, (ii) any breach or default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement, or (iii) any breach of warranty or inaccurate or erroneous representation made by Buyer herein or in any certificate or other instrument delivered by or on behalf of the Buyer pursuant hereto. The foregoing indemnity is not intended to include any damages caused by Superior or either Shareholder in the conduct of the Business prior to the Closing. Superior and the Shareholders shall be entitled to exercise all remedies provided by law in the event of Buyer's breach of any representation, warranty, covenant or agreement.

     Section 11.4 Notice of Claim. If either party to this Agreement (the "Indemnified Party") shall become aware of any claim, proceeding or other matter involving any loss in respect of which the other party (the "Indemnifying Party") is required to indemnify the Indemnified Party pursuant to this Agreement, then the Indemnified Party shall promptly and in any case within ninety (90) days of becoming aware of the Claim give written notice thereof to the Indemnifying Party. The notice shall specify with reasonable particularity the factual basis for the claim and the amount of the claim if known.

     Section 11.5 Right of Set-Off. Buyer shall have the right of set-off against any amounts or payments due or to become due under Section 2.1 or
Section 3.7 hereof.

                                  Article XII
                       Post-Closing Rights and Obligations
                       -----------------------------------

     Section 12.1 Delivery of Records. At the Closing, Superior shall deliver to Buyer all of the books, records, and other documents or information relating to the Business but shall not be required to deliver any records, documents or other information regarding Superior.

     Section 12.2 Cooperation. Superior and the Shareholders and Buyer shall cooperate with each other as reasonably required to complete a smooth transition of the ownership of the Business from Superior to Buyer.

     Section 12.3 Further Assurances. After the Closing, Superior and Buyer will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably necessary to effectuate the intent of this Agreement.

                                  Article XIII
                                     General
                                     -------

     Section 13.1 Notice. All notices, requests, demands and other communications hereunder shall be furnished to the other party at its address listed below (or such other address as notified in writing), shall be in writing, and shall be deemed to have been duly given if delivered personally or mailed, by certified or registered mail, return receipt requested and postage prepaid.

                   If to Buyer, to:

                   Koala Corporation
                   11600 E. 53rd Avenue, Unit D
                   Denver, Colorado  80239
                   Attn:  Mark A. Betker

                   With a copy to:

                   Otten, Johnson, Robinson, Neff & Ragonetti, P.C.
                   Suite 1600
                   950 Seventeenth Street
                   Denver, CO  80202
                   Attn: Douglas R. Wright, Esq.

                   If to Superior, James T. New, Jr. or Kevin C. Brown , to:

                   Superior Foam, Inc.
                   P.O. Box 1884
                   Wimberly, Texas  78676
                   Attn: James T. New

                   With a copy to:

                   Gregory D. Jordan, Esq.
                   106 E. 6th Street, #635
                   Austin, Texas  78701

                   and

                   Daniel W. Nelson, Esq.
                   2414 Exposition, Suite D-210
                   Austin, Texas  78703

     Section 13.2 Amendment. This Agreement may be amended or modified only by a written instrument executed by the party hereto against which it is to be enforced.

     Section 13.3 Specific Performance. Because of the unique nature of the Purchased Assets, Buyer shall have the right to specific performance of this Agreement.

     Section 13.4 Expenses of Parties. Except as otherwise specifically provided herein, each party to this Agreement shall pay its own expenses (including, without limitation, the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation and carrying out of this Agreement. In the event a party commences legal action against another party to enforce its rights under this Agreement, the prevailing party in such action shall be entitled to recover all of its costs and expenses in connection therewith, including reasonable attorneys' fees and costs.

     Section 13.5 Brokers. Superior and the Shareholders represent and warrant to Buyer, and Buyer represents and warrants to Superior and the Shareholders, that they have not engaged any broker, finder, agent or other third party in connection with this Agreement. Superior and the Shareholders, jointly and severally, shall indemnify Buyer and Buyer shall indemnify Superior and the Shareholders, against any claim by any third person for any commission, brokerage, finder's fee or other payment based upon any alleged agreement or understanding between such party and such third person, whether expressed or implied from the actions of such party.

     Section 13.6 Governing Law. This Agreement is being delivered in and shall be construed in accordance with and governed by the laws of the State of Colorado.

     Section 13.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 13.8 Prior Agreements; Counterparts. Except for the Confidentiality Agreement, this Agreement, with its Exhibits and Schedules, merges and integrates all prior agreements and representations respecting this transaction, whether written or oral, and constitutes the sole agreement of the parties in connection therewith. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 13.9 Assignment. This Agreement shall not be assignable by Superior, the Shareholders or Buyer, except that Buyer may assign this Agreement to a wholly owned subsidiary provided Buyer remains fully liable to Superior and the Shareholders hereunder. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of Superior, the Shareholders and Buyer. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     Section 13.10 Waiver. The failure of any party to enforce any right arising under this Agreement on one or more occasions shall not operate as a waiver of that or any other right on that or any other occasion.

     Section 13.11 Submission to Jurisdiction. Each of the parties irrevocably submits to the jurisdiction of the federal or state courts of Colorado in any action and each party to this Agreement waives, and will not assert by way of motion, as a defense, or otherwise, in any action, claim that:

               (a) that party is not subject to the jurisdiction of the courts of Colorado;

               (b) the action is brought in an inconvenient forum;

               (c) the venue of the action is improper; or

               (d) any subject matter of the action may not be enforced in or by the courts of Colorado; provided that Superior or the Shareholders may bring an action asserting breach of this Agreement by Buyer (other than as a counterclaim to an action already commenced by Buyer in Colorado) in the federal or state courts of Colorado.

     Section 13.12 Press Release. The parties will consult with each other prior to the issuance of any press release regarding this Agreement. Superior and the Shareholders acknowledge, however, that Buyer is required to make certain disclosures regarding this Agreement as required by applicable securities laws.

     Section 13.13 Counterparts. This Agreement may be executed in multiple counterparts and by facsimile signature, all of which together shall be deemed one and the same originally executed document.

Section 13.14

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                              SUPERIOR:

                              SUPERIOR FOAM & POLYMERS, INC.




                              By: ___________________________________
                                    President


                              SHAREHOLDER



                              _______________________________________
                              James T. New, Jr.


                              SHAREHOLDER



                              _______________________________________
                              Kevin C. Brown


                              BUYER:


                              KOALA CORPORATION




                              By: ___________________________________
                                    Chairman and Chief
                                    Executive Officer